UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 19, 2007

VITESSE SEMICONDUCTOR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-31614 (Commission File Number)	77-0138960 (IRS Employer Identification No.)
741 Calle Plano, Camarillo, California (Address of principal executive offices)	93012 (Zip Code)

Registrant’s telephone number, including area code: (805) 388-3700

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Vice President of Technology and Strategy

On November 16, 2007, the Board of Directors of Vitesse Semiconductor Corporation (the "Company") appointed Dr. Martin Nuss as Vice President of Technology and Strategy. Pursuant to his existing letter agreement, a copy of which is attached to this Form 8-K as Exhibit 10.1 and incorporated herein by reference, Dr. Nuss will be entitled to receive $220,000 as an annual base salary and will be eligible to participate in the Company’s executive bonus plan, under which the Company has guaranteed a bonus to Dr. Nuss for fiscal 2008 equal to at least 30% of his annual base salary. Dr. Nuss is also eligible to participate in the Company’s other employee benefit plans. In the event that his employment is terminated within nine months after a Change in Control (as defined in the attached letter agreement) or during that time period there is a material change in his position, responsibilities or compensation, he will be entitled to a lump sum payment equal to 12 months of his then base salary.

On November 16, 2007, the Compensation Committee of the Board of Directors of the Company granted Dr. Nuss an option to purchase 200,000 shares of the Company’s Common Stock at an exercise price of $0.99 per share. The option was granted under the Company’s Amended and Restated 2001 Stock Incentive Plan, expires on November 16, 2017 and vests in increments of 25% on each anniversary of the grant date.

Grants of Bonuses

On October 19, 2007, Michael B. Green, the Vice President, General Counsel and Secretary of the Company received a bonus of $41,000. On October 25, 2007, the Board of Directors of the Company approved a bonus to Christopher Gardner, the Chief Executive Officer of the Company, of $175,000, which is equal to 50% of Mr. Gardner’s current base salary.

Bonuses Under and Revision to Employment Agreement for Richard Yonker

Under the employment agreement for Richard Yonker, the Chief Executive Officer of the Company, during Mr. Yonker’s first year of employment, which ended on November 16, 2007, Mr. Yonker was eligible to receive bonus payments of up to $100,000, payable in five installments of $20,000 each, when and as any of the following five events occurred: (a) the vacancies in the Company’s accounting and finance organization agreed to by Executive and the Chief Executive Officer of the Company are filled by persons satisfactory to the Chief Executive Officer of the Company; (b) the Company reduces the activities of, and the amounts paid to, Alvarez & Marsal LLC by amounts agreed to by the Chairman of the Compensation Committee of the Company and Mr. Yonker; (c) the Company secures a new independent registered public accounting firm as evidenced by the execution of an engagement letter; (d) the implementation of the remedial action plan approved by the Special Committee of the Company and delivery of audited financial statements for fiscal years 2007 and 2006; and (e) the implementation of financial accountability by individual executive staff members for all items on the Company’s income statement and balance sheet as measured by a financial road map agreed to by the Chairman of the Compensation Committee of the Company and Mr. Yonker. The Board of

Directors of the Company determined that each of the specified events has occurred, other than event (d) above, and, accordingly, Mr. Yonker received the required bonus. As to item (d) above, the Board of Directors extended until March 31, 2008 the date by which Mr. Yonker must implement the remedial action plan approved by the Special Committee of the Company and deliver audited financial statements for fiscal years 2007 and 2006 in order to receive the remaining $20,000 bonus under his employment agreement.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Letter Agreement, dated October 26, 2007, between Vitesse Semiconductor Corporation and Dr. Martin Nuss

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 20, 2007

VITESSE SEMICONDUCTOR CORPORATION
By: /s/ MICHAEL B. GREEN Michael B. Green Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Letter Agreement, dated October 26, 2007, between Vitesse Semiconductor Corporation and Dr. Martin Nuss